Exhibit 3.98

UNITED STATES OF AMERICA,

STATE OF OHIO,

OFFICE OF SECRETARY OF STATE

I, Jon Husted, Secretary of State of the State of Ohio, do hereby certify that the paper to which this is attached is a true and correct copy from the original record now in my official custody as Secretary of State.

Witness my hand and the seal of the Secretary of State at Columbus, Ohio this 27th day of March, A.D. 2017. Ohio Secretary of State

Validation Number:

201708603382

DATE: DOCUMENT ID DESCRIPTION FILING EXPED PENALTY CERT COPY 05/17/2906 200613700008 DOMESTIC/AMENDED RESTATED ARTICLES (AMA) 2,050 00 100 00 .00 00 .00 Receipt This is not a bill. Please do not remit payment. BAKER & HOSTETLER LLP SONIA K. LOWE 65 E STATE ST, STE 2100 COLUMBUS, OH 43215 STATE OF OHIO CERTIFICATE Ohio Secretary of State, J. Kenneth Blackwell 206185 It is hereby certified that the Secretary of State of Ohio has custody of the business records for CLOYES GEAR AND PRODUCTS, INC. and, that said business records show the filing and recording of:  Document(s) Document No(s): DOMESTIC/AMENDED RESTATED ARTICLES 200613700008 Witness my hand and the seal of the Secretary of State at Columbus, Ohio this 16th day of May, A.D. 2006. Ohio Secretary of State United States of America Stale of Ohio Office of the Secretary of State

Prescribed by J. Kenneth Blackwell Ohio Secretary of State Central Ohio: (614) 466-3910 Toll Free: 1-877-SOS-FILE (1-877-767-3453) www.state.oh.us/sos e-mail: busserv@sos.state.oh.us Expedite this Form: (Select One) Mail Form to one of the Following: Yes PO Box 1390 Columbus, OH 43216 *** Requires an additional fee of $100 *** No PO Box 1028 Columbus, OH 43216 Certificate of Amendment by Shareholders or Members (Domestic) Filing Fee $50.00 (CHECK ONLY ONE (1) BOX) (1) Domestic for Profit PLEASE READ INSTRUCTIONS (2) Domestic Non-Profit | Amended Amendment Amended Amendment (122-AMAP) (125-AMDS) (126-AMAN) (128-AMD) Complete the general information in this section for the box checked above. Name of Corporation Cloyes Gear and Products, Inc. Charter Number 206185 Name of Officer Trevor Myers Title President Please check if additional provisions attached. The above named Ohio corporation, does hereby certify that: A meeting of the shareholders directors ( non-profit amended articles only) members was duly called and held on May 10, 2006 (Date) at which meeting a quorum was present in person or by proxy, based upon the quorum present, an affirmative vote was cast which entitled them to exercise 67% as the voting power of the corporation. In a writing signed by all of the shareholders directors (non-profit amended articles only) members who would be entitled to the notice of a meeting or such other proportion not less than a majority as the articles of regulations or bylaws permit. Clause applies if amended box is checked. Resolved, that the following amended articles of incorporations be and the same are hereby adopted to supercede and take the place of the existing articles of incorporation and all amendments thereto. 541 Page 1 of 2 Last Revised: May 2002

All of the following information must be completed if an amended box is checked. If an amendment box is checked, complete the areas that apply. FIRST: The name of the corporation is: Cloyes Gear and Products, Inc. SECOND: The place in the State of Ohio where its principal office is located is in the City of: Mentor Lake (city, village or township) (county) THIRD: The purposes of the corporation are as follows: The purposes for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Chapter 1701 of the Revised Code of Ohio. FOURTH: The number of shares which the corporation is authorized to have outstanding is: 1,400,000 (Does not apply to box (2)) REQUIRED Must be authenticated (signed) by an authorized representative (See Instructions) Authorized Representative Trevor Myers (Print Name) May 10, 2006 Date Authorized Representative (Print Name) Date 541 Page 2 of 2 Last Revised: May 2002

The following provisions are incorporated into the Certificate of Amendment by Shareholders to which these provisions are attached (collectively, the “Amended and Restated Articles of Incorporation”). Capitalized terms not otherwise defined in these Amended and Restated Articles of Incorporation shall have the meanings ascribed to them in Article SEVENTH.

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FOURTH:                                     Shares. (Continued)

(a)                       800,000 Common Shares, without par value per share (the “Common Shares”); and

(b)                       600,000 Series A Preferred Shares, without par value per share (the “Series A Preferred Shares”).

A.                                    Common Shares. The express terms of the Common Shares are as follows:

1.                                      Voting Rights. Subject to Section 5(b) of Part B and Part C of this Article FOURTH, each record holder of Common Shares shall be entitled at any annual or special meeting of shareholders, with respect to each Common Share held by such holder as of the applicable record date, to cast one (1) vote per share, in person or by proxy. on all matters submitted to a vote of the shareholders of the Corporation, together with the holders of the Series A Preferred Shares, voting as a single class.

2.                                      Dividends and Distributions. Subject to Section 5(b)(iv) of Part B of this Article FOURTH, the holders of Common Shares shall be entitled to receive such dividends and other distributions in cash, property or shares of the Corporation as may be declared thereon by the Board of Directors of the Corporation from time to time out of assets or funds of the Corporation legally available therefor; provided, however, no dividend may be declared and no other distribution may be made on such Common Shares unless the Corporation complies with Sections 2 and 5(b)(iv).of Part B of this Article FOURTH.

3.                                      Liquidation Rights. In the event of any Liquidation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights of the holders of any outstanding Series A Preferred Shares (including the rights of such holders under Section 3(a) of Part B of this Article FOURTH below), the remaining assets and funds of the Corporation available for distribution to the shareholders shall be divided among, and distributed pro rata to, the holders of Common Shares and the holders of the Series A Preferred Shares in accordance with Section 3(b) of Part B of this Article FOURTH.

4.                                      Conversion of Existing Common Shares.

(a)                                 Upon the filing of these Amended and Restated Articles of Incorporation (the “Filing”), each Class A Common Share, $0.50 par value per share (the “Class A Common Shares”), and each Class B Common Share, $0.50 par value per share (the “Class B Common

Shares”), issued and outstanding immediately prior to the Filing, and each treasury share of the Class A Common Shares and the Class B Common Shares, will be changed into and thereafter constitute one tenth (1/10th) of one Common Share. Upon the change of the Class A Common Shares and the Class B Common Shares into Common Shares, all of the stated capital with respect to the Class A Common Shares and the Class B Common Shares shall be eliminated.

(b)                                 Immediately upon the Filing, each holder of Class A Common Shares or Class B Common Shares shall be deemed to be the holder of record of the Common Shares into which such Class A Common Shares and Class B Common Shares were so changed. notwithstanding that the certificates representing the Common Shares shall not then actually be delivered to such Person.

5.                                      No Class Vote. No vote of the holders of Common Shares, as a separate class, is required in connection with the authorization of any Capital Shares of the Corporation of any class of Capital Shares of the Corporation that are convertible into Common Shares.

B.                                    Series A Preferred Shares. The express terms of the Series A Preferred Shares are as follows:

1.                                      Rank.

(a)                                 Except with respect to rights to receive payments pursuant to Section 3(b) of this Part B of this Article FOURTH, the Series A Preferred Shares shall, with respect to distributions of assets and rights upon the occurrence of a Liquidation, rank senior to (i) all classes of common shares of the Corporation (including, without limitation, the Common Shares) and (ii) each other class or series of Capital Shares of the Corporation other than Capital Shares of the Corporation hereafter created in compliance with Section 5(b) of Part B of this Article FOURTH below which expressly rank pari passu with or senior to the Series A Preferred Shares (the shares referred to in clauses (i) and (ii), together, the “Junior Shares”).

(b)                                 The Series A Preferred Shares shall, with respect to any payment or distribution of the Liquidation Payment to be made, rank senior to the Junior Shares.

2.                                      Dividends; Special Distributions.

(a)                                 Dividends. Other than as set forth in Section 2(b) of this Part B of this Article FOURTH, the Corporation shall not declare or pay any dividends on, or make any other distributions with respect to or redeem, purchase or otherwise acquire for consideration, other than for repurchases of Capital Shares issued to or held by employees, officers or directors of the Corporation in connection with the termination of their employment or services pursuant to agreements providing for said right of repurchase, any Junior Shares, unless and until (i) no Series A Preferred Shares remain outstanding or (ii) such dividends, distribution, redemption, purchase or acquisition is approved pursuant to Section 5(b) of this Part B of this Article FOURTH.

(b)                                 Special Distributions. The holders of the Series A Preferred Shares shall be entitled to receive, if and when declared by the Board of Directors from time to time, a Special Distribution, which when declared shall not exceed the aggregate Liquidation Preference of the Series A Preferred Shares then outstanding; provided, that no such Special Distribution shall be made to the extent making such payment is prohibited by the terms of any indebtedness of the Corporation or its subsidiaries or by the terms of any class or series of Capital Shares of the Corporation (provided, further; the terms of any Junior Shares may not contain any such prohibition), or to the extent such Special Distribution is not permitted by applicable law. Upon, and based on the amount of, the payment of any Special Distribution, a portion or all of the Series A Preferred Shares shall automatically be converted into Common Shares as provided in Section 6(b)(iii) of this Part B of this Article FOURTH.

3.                                      Liquidation Preference.

(a)                                 Priority Payment. Upon the occurrence of a Liquidation, the holders of Series A Preferred Shares shall be paid for each Series A Preferred Share held by them, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its shareholders, an amount equal to $ 28.2537833935 (as adjusted for share splits, share dividends, combinations or other recapitalizations of the Series A Preferred Shares (the “Liquidation Preference”) (which shall include, and upon the payment thereof, shall satisfy the payment of any declared but unpaid Special Distribution as provided in Section 2(b) of this Part B of this Article FOURTH above), before any payment or distribution is made to any Junior Shares. If the assets of the Corporation available for distribution to the holders of Series A Preferred Shares (and any other class of series of Capital Shares of the Corporation hereinafter created in compliance with Section 5(b) of Part B of this Article Fourth which expressly rank pari passu with the Series A Preferred Shares) shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of Series A Preferred Shares (and any such part passu Capital Shares) shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(b)                                 Participating Payment. Upon the completion of the distribution required by Section 3(a) of this Part B of this Article FOURTH above, and any other distribution to any other class or series of Capital Shares of the Corporation ranking senior to the Common Shares, if assets remain in the Corporation, the remaining assets of the Corporation available for distribution to shareholders shall be divided among and distributed pro rata to holders of the Common Shares and Series A Preferred Shares (calculated as if the Series A Preferred Shares were converted into Common Shares in accordance with Section 6(a) of this Part B of this Article FOURTH below immediately prior to such distribution and the distributions were made pro rata among all of the Common Shares).

(c)                                  Notice. Written notice of a Liquidation stating that a payment or payments will be made and the place where such payment or payments shall be made will be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the earliest payment date stared therein, to the holders of record of Series A Preferred Shares and the Common Shares, such notice to be addressed to each such holder at its or his address as shown in the records of the Corporation.

(d)                                 Sale Transaction Deemed a Liquidation. At the election of the holders of a majority of the then outstanding Series A Preferred Shares, a Sale Transaction shall be deemed to be a Liquidation pursuant to this Section 3 of this Part B of this Article FOURTH. In such event, the Liquidation Preference shall be paid in the same form of consideration received by the holders of Common Shares in the Sale Transaction. If the consideration received is securities of the surviving Person, any securities of the surviving Person to be delivered to the holders of Series A Preferred Shares pursuant to this Section 3(d) of this Part B of this Article FOURTH shall be valued at the Current Market Price of such securities as of three (3) days prior to the date of distribution.

4.                                      Redemption. Without limiting the provisions in Article SIXTH, the Series A Preferred Shares shall not be redeemed or subject to redemption, whether at the option of the Corporation or any holder thereof, or otherwise.

5.                                      Voting Rights; Approval Rights.

(a)                                 Voting with Common Shares. Subject to Section 5(b) of this Part B and Part C of this Article FOURTH, each record holder of Series A Preferred Shares shall be entitled at any annual or special meeting of shareholders, with respect to each Series A Preferred Share held by such holder as of the applicable record date, to cast that number of votes per share that is equal to the number of Common Shares into which that holder’s Series A Preferred Shares are convertible pursuant to Section 6(a) of this Part B of this Article FOURTH. in person or by proxy, on all matters submitted to a vote of the shareholders of the Corporation, together with the holders of the Common Shares (who will be entitled to cast one vote per share on any such matter), voting as a single class.

(b)                                 Class Vote. So long as at least 25% of the Series A Preferred Shares purchased on or about the date of the Filing remain outstanding, the Corporation shall not, and shall cause each of its subsidiaries not to, take, approve or otherwise ratify any of the following actions without the separate class vote of the holders of at least a majority of the outstanding Series A Preferred Shares (who will be entitled to cast one vote per share on any such matter).

(i)                                     any authorization or issuance of any preferred shares ranking senior to or pari passu with the Series A Preferred Shares;

(ii)                                  any issuance of or agreement to authorize or issue any Capital Shares of the Corporation or securities or rights of any kind convertible into or exchangeable for any Capital Shares of the Corporation, including, without limitation, in connection with the initial public offering of Common Shares, or the adoption of any new share option at other equity compensation plan or the sale or issuance of any shares of capital stock or any equity interest in any subsidiary to any Person other than the Corporation or any of its other subsidiaries;

(iii)                               any amendment, modification or restatement of the Corporation’s articles of incorporation or code of regulations or the comparable organizational documents of any subsidiary;

(iv)                              any declaration, paying or making of any dividend or other distribution on or in respect of any Capital Shares of the Corporation;

(v)                                 any redemption, purchase, repurchase or other acquisition for value of any Capital Shares of the Corporation (other than pursuant to an employee benefit plan, agreement or arrangement approved by the Board of Directors);

(vi)                              any transaction of merger or consolidation of the Corporation or any of its subsidiaries with or into one or more Persons or any sale or other transfer of all or substantially all of the assets of the Corporation or any of its subsidiaries;

(vii)                           any recapitalization or reorganization or any voluntary liquidation under applicable bankruptcy or reorganization legislation, or any voluntary dissolution or winding up of, the Corporation or any of its subsidiaries;

(viii)                        any acquisition of assets or equity securities by the Corporation or any of its subsidiaries of any Person with a fair market value in excess of $1,000,000 individually, or $5,000,000 in the aggregate;

(ix)                              the Corporation’s or any of its subsidiaries’ issuance or becoming liable for any indebtedness for borrowed money in excess of $1,000,000 individually or $5,000,000 in the aggregate other than draws or the issuance of letters of credit under the Credit Agreement in the ordinary course of business; and

(x)                                 any loans or advances to, or guarantees for the benefit of, any Person, other than the extension of trade credit to customers or travel advances and similar loans to employees not to exceed $100,000 at any one time in the aggregate.

(xi)                              any employment or consulting arrangement with any director or executive officer of the Corporation or any of its subsidiaries or the approval of any other compensation, bonus or benefit arrangements or plans for directors, employees or consultants of the Corporation or any of its subsidiaries;

(xii)                           any hiring or replacement of any executive officer of the Corporation or any of its subsidiaries;

(xiii)                        any material change in the Corporation’s or any of its subsidiaries’ business plan;

(xiv)                       any material change in accounting methods or policies of the Corporation or any of its subsidiaries; and

(xv)                          any change of the Corporation’s or any of its subsidiaries’ independent public accountant.

6.                                      Conversion.

(a)                                 Optional Conversion. Any holder of Series A Preferred Shares shall have the right, at such holder’s option, at any time and from time to time, to convert, in accordance with the terms and provisions of this Section 6 of this Part B of this Article FOURTH, any or all of such holder’s Series A Preferred Shares into such number of fully paid and non-assessable Common Shares as is equal to the product of the number of Series A Preferred Shares being so converted multiplied by the quotient of (i) the Liquidation Preference divided by (ii) the conversion price of $ 28.2537833935 per share, subject to adjustment as provided in Section 6(d) of this Part B of this Article FOURTH below (such price in clause (ii), the “Conversion Price”). Such conversion right shall be exercised by the surrender of certificate(s) representing the Series A Preferred Shares to be converted to the Corporation at any time during usual business hours at its principal place of business to be maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Series A Preferred Shares), accompanied by written notice that the holder elects to convert such Series A Preferred Shares and specifying the name or names (with address) in which a certificate or certificates for Common Shares are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 6(1) of this Part B of this Article FOURTH below. All certificates representing Series A Preferred Shares surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it. As promptly as practicable after the surrender of any Series A Preferred Shares, the Corporation shall deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable Common Shares into which such shares are entitled to be converted. At the time of the surrender of such certificate(s), the Person in whose name any certificate(s) for Common Shares shall be issuable upon such conversion shall be deemed to be the holder of record of such Common Shares on such date, notwithstanding that the certificates representing such Common Shares shall not then be actually delivered to such Person.

(b)                                 Automatic Conversion.

(i)                                     Each outstanding Series A Preferred Share shall be automatically converted, with no further action required to be taken by the Corporation or the holder thereof, (x) if the holders of a majority of the outstanding Series A Preferred Shares approve such conversion, or (y) immediately prior to the closing of the Initial Public Offering or a Sale Transaction in which the holders of a majority of the Series A Preferred Shares did not otherwise elect to treat the Sale Transaction as a Liquidation pursuant to Section 3(d) of this Pert B of this Article FOURTH, into the following:

(1)                                 the right to receive the Liquidation Payment; and

(2)                                 the number of fully paid and nonassessable Common Shares equal to the quotient of (x) the Liquidation Preference divided by (y) the Conversion Price then in effect (after giving effect to any adjustments pursuant to Section 6 of this Part B of this Article FOURTH.

(ii)                                  The Liquidation Payment shall be payable, to the extent funds are legally available therefor, (x) in the case of the Initial Public Offering, in Common Shares and (y) in the case of such a Sale Transaction, in cash to the extent available in such Sales Transaction, and then in Capital Shares; provided, however, the holders of a majority of the Series A Preferred Shares then outstanding may elect to receive the Capital Shares paid or distributed in the Sale Transaction in lieu of the cash available therefor. If the Liquidation Payment is to be paid in Common Shares in connection with an Initial Public Offering, the value of such shares shall be determined by the Closing IPO Price. If any portion of the Liquidation Payment is to be paid or distributed in Capital Shares other than in connection with the Initial Public Offer, then the value of the Capital Shares shall be deemed to be the Current Market Price of the Capital Shares as of three (3) days prior to the date of such payment or distribution.

(iii)                               Series A Preferred Shares also shall be automatically converted into Common Shares (pursuant to the formula set forth in the first sentence of Section 6(a) of this Part B of this Article FOURTH) immediately following receipt by the holders of the Series A Preferred Shares of each Special Distribution. The numbers of Series A Preferred Shares to be so converted in connection with any Special Distribution shall be an amount equal to the product of (1) the number of Series A Preferred Shares outstanding immediately prior to such Special Distribution and (2) the quotient of (A) the aggregate proceeds received in such Special Distribution over (B) the aggregate Liquidation Preference of all of the Series A Preferred Shares outstanding immediately prior to such Special Distribution. If the funds of the Corporation available for the Special Distribution are insufficient to allow conversion of all Series A Preferred Shares outstanding as of such date, the holders of Series A Preferred Shares shall share ratably in any funds available for such Special Distribution and such conversion shall be effected pro rata. Any Series A Preferred Shares that the Corporation is not able to convert due to insufficient funds shall continue to be outstanding until otherwise converted in accordance with this Section 6 of this Part B of this Article FOURTH.

(iv)                              Immediately upon any automatic conversion provided for herein, each holder of Series A Preferred Shares shall be deemed to be the holder of record of the Common Shares issuable upon conversion of such holder’s Series A Preferred Shares, notwithstanding that the certificates representing the Common Shares shall not then actually be delivered to such Person. Upon written notice from the Corporation, each holder of Series A Preferred Shares so converted shall promptly surrender to the Corporation at its principal place of business to be maintained by it (or at such other office or agency of the Corporation as the Corporation may designate by such notice to the holders of Series A Preferred Shares) certificates representing the shares so converted.

(c)                                  Termination of Rights. On the date of any optional conversion pursuant to Section 6(a) of this Part B of this Article FOURTH above or of any automatic conversion pursuant to Section 6(b) of this Part B of this Article FOURTH above, all rights with respect to the Series A Preferred Shares so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (i) receive certificates for the number of Common Shares into which such Series A Preferred Shares have been converted, (ii) receive the Liquidation Payment in the case of an automatic conversion pursuant to Section 6(b)(i) of this Part B of this Article FOURTH above, (iii) the payment of declared but unpaid dividends. if any, pursuant to Section 2 of this Part B of this Article FOURTH above and (iv) exercise the rights to which they are entitled as holders of Common Shares.

(d)                                 Antidilution Adjustments. The Conversion Price, and the number and type of securities to be received upon conversion of Series A Preferred Shares, shall be subject to adjustment as follows:

(i)                                     Dividend, Subdivision, Combination or Reclassification of Common Shares. In the event that the Corporation shall at any time or from time to time, prior to conversion of Series A Preferred Shares (x) pay a dividend or make a distribution on the outstanding Common Shares payable in Common Shares, (y) subdivide the outstanding Common Shares into a larger number of shares or (z) combine the outstanding Common Shares into a smaller number of shares, then, and in each such case, the Conversion Price in effec. immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series A Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of Common Shares or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon, by reason of or immediately following any of the events described above, had such Series A Preferred Shares been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 6(d)(i) of this Part B of this Article FOURTH shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Shares entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or change, to the close of business on the day upon which such corporate action becomes effective.

(ii)                                  Certain Distributions. In case the Corporation shall at any time or from time to time, prior to conversion of Series A Preferred Shares, distribute to holders of Common Shares (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Shares are not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation (other than Common Shares) or another issuer or other assets (excluding dividends payable in Common Shares for which adjustment is made under another paragraph of this Section 6(d) of this Part B of this Article FOURTH and any distribution in connection with an Excluded Transaction) or rights or warrants to subscribe for or purchase of any of the foregoing, then, and in each such case, the Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Shares immediately prior to the date of distribution less the then fair market value (as determined in good faith by the Board of Directors) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Shares and (y) the denominator of which shall be the Current Market Price of the Common Shares immediately prior to the date of distribution (but such fraction shall not be greater than one); provided, however, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of Series A Preferred Shares would otherwise be entitled to receive such rights or warrants upon conversion at any time of Series A Preferred Shares into Common Shares. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of shareholders entitled to receive such distribution.

(iii)                               Other Changes. In case the Corporation at any time or from time to time, prior to the conversion of Series A Preferred Shares, shall take any action affecting its Common Shares similar to or having an effect similar to any of the actions described in any of Section 6(d)(i) or (ii) of this Part B of this Article FOURTH above or Section 6(i) of this Part B of this Article FOURTH below (but not including any action described in any such Section or the issuance of any Capital Shares of the Corporation at a price less than the Conversion Price) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Conversion Price as a result of such action, then, and in each such case, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of Series A Preferred Shares).

(iv)                              No Adjustment. Notwithstanding anything herein to the contrary, no adjustment under this Section 6(d) of this Part B of this Article FOURTH need be made to the Conversion Price if the Corporation receives written notice from holders of all of the outstanding Series A Preferred Shares that no such adjustment is required.

(e)                                  Performance Based Conversion Price Adjustment. Upon completion of the Corporation’s audited financial statements for the years ending December 31, 2006 and 2007, the Corporation’s independent accountant shall deliver copies of a report setting forth its determination of EBITDA and Outstanding Net Indebtedness based on such audited financial statements, such determination to be binding on the Corporation, the holders of the Series A Preferred Shares and all other shareholders of the Corporation. For each Target that the Corporation achieves in a given Period, the Conversion Price then currently in effect shall be increased to an amount that would cause the Percentage Ownership to be increased by any Percentage Increase achieved with respect to that Target. The first adjustment period shall commence on January 1, 2006 and end on December 31, 2006 (“Period 1”), and the second adjustment period shall commence on the next day after the conclusion of Period 1 and end on December 31, 2007 (“Period 2”). Notwithstanding anything to the contrary contained herein, holders of majority of the Series A Preferred Shares outstanding at the time, or after conversion of all of the Series A Preferred Shares, holders of at least 80% of the Common Shares then outstanding, may, at any time, in whole or in part, deem the Targets set forth in the this Section 6(e) of this Part B of Article FOURTH satisfied and the Corporation shall make the adjustments contemplated hereby.

(f)                                   Equity Return Conversion Price Adjustment.

(i)                                     Upon an Investor Exit Event, if any of the Targets set forth in Section 6(e) of this Part B of this Article FOURTH have not been achieved and the corresponding increase to the Conversion Price contemplated thereby has not occurred, then if the Investors collectively receive in such Investor Exit Event at least 4 times the aggregate amount of equity invested by the Investors in absolute dollars, then the Conversion Price then currently in effect immediately prior to such Investor Exit Event shall be increased to an amount that would cause the Percentage Ownership to be increased by the lesser of (A) 5% or (B) an amount necessary to make the aggregate Percentage Ownership equal to 20%.

(ii)                                  Upon an Investor Exit Event, to the extent that the Investors collectively receive in such Investor Exit Event at least 7 times the aggregate amount of equity invested by the Investors in absolute dollars, then the Conversion Price then currently in effect immediately prior to such Investor Exit Event shall increased to any amount that would cause the Percentage Ownership of holders of the Cloyes Shares to be increased by the lesser of (A) 5% or (B) an amount necessary to make the aggregate Ownership Percentage equal to 25%.

(iii)                               In the event that the consideration received by the Investors in any Investor Exit Event are securities, the value of such securities shall be based on the Current Market Price.

(iv)                              The calculation of any return on equity multiple contemplated by this Section 6(f) of this Part B of this Article Fourth shall be determined by the Board of Directors in its good faith judgment, and shall be based on the total amount of cash or the value of securities actually received by the Investors from its investment in the Corporation.

(v)                                 Notwithstanding anything to the contrary contained herein, holders of majority of the Series A Preferred Shares outstanding at the time, or after conversion of all of the Series A Preferred Shares, holders at least 80% of the Common Shares then outstanding, may, at any time, in whole or in part, deem the Targets set forth in the this Section 6(f) of this Part B of Article FOURTH satisfied and the Corporation shall make the adjustments contemplated hereby.

(g)                                  Abandonment. If the Corporation shall take a record of the holders of its Common Shares for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to shareholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Price shall be required by reason of the taking of such record.

(h)                                 Certificate as to Adjustments. Upon any adjustment in the Conversion Price, the Corporation shall within a reasonable period (not to exceed ten (10) days) following any of the foregoing transactions deliver to each registered holder of Series A Preferred Shares a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

(i)                                     Reorganization, Reclassification.

(i)                                     In case of any merger or consolidation of the Corporation (other than a Sale Transaction) or any capital reorganization, reclassification or other change of outstanding Common Shares (other than a change in par value, or from par value to to par value.

or from no par value to par value) (each, a “Transaction”), the Corporation shall execute and deliver to each holder of Series A Preferred Shares at least twenty (20) Business Days prior to effecting such Transaction a certificate, signed by (A) the Chief Executive Officer of the Corporation and (B) the Chief Financial Officer of the Corporation, stating that the holder of each share of Series A Preferred Shares shall have the right to receive in such Transaction, in exchange for each share of Series A Preferred Shares, a security substantially identical to (and not less favorable than) the Series A Preferred Shares, and provision shall be made therefor in the agreement, if any, relating to such Transaction.

(ii)                                  In case of any Sale Transaction in which the holders of a majority of the Series A Preferred Shares consent to accepting a security that does not contain the rights to receive a Liquidation Preference, then the Corporation shall execute and deliver to each holder of Series A Preferred Shares at least twenty (20) Business Days prior to effecting the Transaction a certificate, signed by (A) the Chief Executive Officer of the Corporation and (B) the Chief Financial Officer of the Corporation, stating that the holder of each Series A Preferred Share shall have the right thereafter to convert such Series A Preferred Shares into the same kind of shares or other securities, property or cash receivable upon such Sale Transaction by a holder of Common Shares in an amount equal to the amount of such shares or other securities, property or cash the holders of Series A Preferred Shares would have received upon such Sale Transaction if those holders had converted their Series A Preferred Shares immediately prior to such Sale Transaction, and provision shall be made therefor in the agreement, if any, relating to such Sale Transaction. Any certificate delivered pursuant to this Section 6(i) of this Part B of this Article FOURTH shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6 of this Part B of this Article FOURTH. The provisions of this Section 6(i) of this Part B of this Article FOURTH and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

(j)                                    Notices. In case at any time or from time to time:

(i)                                     the Corporation shall declare a dividend (or any other distribution) on its Common Shares;

(ii)                                  the Corporation shall authorize the granting to the holders of its Common Shares of rights or warrants to subscribe for or purchase any shares of any class or of any other rights or warrants;

(iii)                               there shall be any Transaction; or

(iv)                              there shall occur the Initial Public Offering or a Sale Transaction;

then the Corporation shall mail to each holder of Series A Preferred Shares at such holder’s address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, or (B) the date on which such Transaction, Initial Pubic Offering or Sale Transaction is expected to become effective and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for shares or other securities or property or cash deliverable upon such Transaction, Initial Public Offering or Sale Transaction. Notwithstanding the foregoing, in the case of any event to which Section 6(i) of this Part B of this Article FOURTH above is applicable, the Corporation shall also deliver the certificate described in Section 6(i) of this Part B of this Article FOURTH above to each holder of Series A Preferred Shares at least twenty (20) Business Days’ prior to effecting such reorganization or reclassification as aforesaid.

(k)                                 Reservation of Common Shares. The Corporation shall at all times reserve and keep available for issuance upon the conversion of Series A Preferred Shares, such number of its authorized but unissued Common Shares as will from time to time be sufficient to permit the conversion of all outstanding Series A Preferred Shares into Common Shares, and shall take all action to increase the authorized number of Common Shares if at any time there shall be insufficient authorized but unissued Common Shares to permit such reservation or to permit the conversion of all outstanding Series A Preferred Shares so long as (x) the holders of Series A Preferred Shares vote such shares in favor of any such action that requires a vote of shareholders and (y) any directors elected solely by such holders pursuant to Part C of this Article FOURTH vote in favor of any such action that requires a vote of the Board of Directors.

(l)                                     No Conversion Tax or Charge. The issuance or delivery of certificates for Common Shares upon the conversion of Series A Preferred Shares shall be made without charge to the converting holder of Series A Preferred Shares for such certificates or for any documents or stamp tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the Series A Preferred Shares being converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the Series A Preferred Shares being converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid. Nothing in this Section 6(1) of this Part B of this Article FOURTH will obligate the Corporation to pay any shareholder for federal, state, or local income taxes that become due and payable upon such conversion.

7.                                      Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

C.                                    Election of Directors. So long as at least 25% of the Series A Preferred Shares purchased on or about the date of this Filing are then outstanding, directors will be elected as follows:

1.                                      The holders of Series A Preferred Shares, voting as a separate class, shall be entitled to elect five (5) directors of the Corporation, one of which shall be the Chairman of the Board of Directors.

2.                                      The holders of the then outstanding Common Shares, voting as a separate class, shall be entitled to elect one (1) director of the Corporation.

3.                                      The holders of the Series A Preferred Shares then outstanding and the holders of the Common Shares, voting together as a single class, shall elect Corporation’s chief executive officer as a director.

4.                                      Any director of the Corporation not otherwise required to be elected pursuant to Sections 1-3 of this Part C of this Article FOURTH, including by reason of the Series A Preferred Shares not being entitled to vote as a separate class, shall be elected by the holders of the Series A Preferred Shares and the holders of the Common Shares as a single class voting together.

5.                                      At any meeting held for the purpose of electing directors at a time when the holders of Series A Preferred Shares are entitled to vote as a separate class for the election of directors, the presence in person or by proxy of the holders of a majority of the Series A Preferred Shares then outstanding shall constitute a quorum of Series A Preferred Shares for the election of the directors to be elected solely by the holders of Series A Preferred Shares; the holders of Series A Preferred Shares shall be entitled to cast one vote per share of Series A Preferred Shares in any such election; and the directors to be elected exclusively by the holders of Series A Preferred Shares shall be elected by the affirmative vote of the holders of a majority of the outstanding Series A Preferred Shares. A vacancy in a directorship to be filled by the holders of the Series A Preferred Shares voting as a separate class pursuant to this Part C of this Article FOURTH shall be filled only by vote of the holders of Series A Preferred Shares.

6.                                      At any time the holders of the Series A Preferred Shares vote together with the holders of the Common Shares as a single class under this Part C of this Article FOURTH, the holders of the Common Shares and Series A Preferred Shares will cast votes as provided in Section 1 of Part A of this Article FOURTH and Section 5(a) of Part B of this Article FOURTH

7.                                      A quorum of the Board of Directors shall consist of five (5) directors, including at least three (3) directors designated by the holders of the Series A Preferred Shares. All actions of the Board of Directors shall require approval by a majority of the Board of Directors present at a meeting of the Board of Directors at which a quorum is present.

8.                                      Unless the same can be effected pursuant to action taken by the Board of Directors at the request of the majority of the voting power entitled to elect such director, if at any time, a vacancy is created on the Board of Directors by reason of the incapacity, death, removal or resignation of any of the directors, then the shareholders holding a majority of the voting power entitled to elect the vacating director, may fill that vacancy.

9.                                      No holder of Capital Shares of the Corporation may cumulate its or h’s voting power in the election of directors.

D.                                    Fractional Shares. The Corporation shall issue fractional shares of any Capital Shares of the Corporation rounded to the nearest 1/10,000th.

FIFTH:                                                    Indemnification. The Corporation shall, to the fullest extent permitted by Section 1701.13 of Ohio Revised Code, as the same may be amended and supplemented, indemnify any and all Persons whom serve or served as an officer or director of the Corporation from and against any and all of the expenses, liabilities, or other matters referred to or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights such Person may be entitled to under the Code of Regulations, any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such Person’s official capacity and as to action in another capacity, and shall continue as to a Person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such a Person.

SIXTH:                                                   Repurchase Shares. To the extent permitted by law and the Credit Agreement, the Corporation, by action of its Board of Directors, may purchase or otherwise acquire any Capital Shares of the Corporation issued by it at such times, for such consideration and upon such terms and conditions as its Board of Directors may determine.

SEVENTH:                              Definitions. As used in this Amended and Restated Articles of Incorporations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” shall mean any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. In addition, any partner or member, as the case may be, of a holder of Series A Preferred Shares shall be deemed to be an Affiliate of such holder.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Capital Change” means any change, reclassification, share split (including a reverse share split), share dividend or distribution only to, or other similar transaction effecting only. holders of Capital Shares of the Corporation outstanding and or issued on the date of the Filing, including, for the avoidance of doubt, Common Shares issuable upon conversion of the Series A Preferred Shares.

“Capital Shares” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non- voting) of, such Person’s capital shares and any and all rights, warrants or options exchangeable for or convertible into such capital shares (but excluding any debt security whether or not it is exchangeable for or convertible into such capital shares).

“Closing IPO Price” shall mean the closing price per share of the Common Shares offered in the Initial Public Offering.

“Cloyes Shares” means those Common Shares issued and outstanding on the date of the Filing, without including any Common Shares issuable upon conversion of the Series A Preferred Shares on the date of the Filing.

“Commission” means the United States Securities and Exchange Commission.

“Common Shares” shall have the meaning ascribed to it in subsection (a) of Article FOURTH prior to Part A thereof.

“Common Share Equivalent” shall mean any security or obligation which is by its terms convertible, exchangeable or exercisable into Common Shares, and any option, warrant or other subscription or purchase right with respect to Common Shares or any Common Share Equivalent.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation or the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

“Conversion Price” shall have the meaning ascribed to it in Section 6(a) of Part B of Article FOURTH.

“Corporation” means Cloyes Gear and Products, Inc., an Ohio corporation.

“Credit Agreement” means that Loan and Security Agreement, dated on or about the date of the Filing, by and among, the Corporation, HDM Products, Inc., The Mesh Company LLC, LaSalle Business Credit, LLC, and the financial institutions named therein.

“Current Market Price” per share of Capital Shares of any Person shall mean, as of the date of determination, (a) the average of the daily Market Price under clause (a), (b) or (c) of the definition thereof of such Capital Shares during the immediately preceding thirty (30) trading days ending on such date, and (b) if such Capital Shares are not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, then the Market Price under clause (d) of the definition thereof on such date.

“Debt Reduction Target” means, for the last day of any Period, the amount of Outstanding Net Indebtedness that may not be exceeded to obtain the appropriate Percentage Increase.

“EBITDA” means, for any Period, the earnings from operations before interest, taxes, depreciation and amortization of the Company and its subsidiaries as derived from the Corporation’s audited financial statements for that Period; provided, however, for purposes of determining EBITDA for Period 1, the Restructuring Costs will be added back.

“EBITDA Target” means, with respect to each Period, the amount of EBITDA required to be generated by the Company to obtain the appropriate Percentage Increase.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Transaction” means (a) any issuance of Common Shares (i) upon the conversion of Series A Preferred Shares, (ii) as a dividend on Series A Preferred Shares or (iii) upon conversion or exercise of any Common Share Equivalent and/or (b) any issuance of Common Shares pursuant to Section 6(b) of Part B of Article FOURTH.

“Initial Public Offering” shall mean the first underwritten public offering of Common Shares pursuant to an effective registration statement under the Securities Act.

“Investor” shall mean, collectively, KPS Special Situations Fund II, L.P. and KPS Special Situations Fund II(A), L.P.

“Investor Exit Event” shall have the meaning ascribed to the term “KPS Exit Event” in the Corporation’s Restricted Stock Unit Plan.

“Junior Shares” shall have the meaning ascribed to it in Section 1(a) of Part B of Article FOURTH.

“Liquidation” shall mean a voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.

“Liquidation Payment” means, with respect to each share of Series A Preferred Shares, a payment equal to the Liquidation Preference.

“Liquidation Preference” shall have the meaning ascribed to it in Section 3(a) of Part B of Article FOURTH.

“Market Price” shall mean, with respect to the Capital Shares of any Person, as of the date of determination, (a) if such Capital Shares are listed on a national securities exchange. the closing price per share of such Capital Shares on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which such Capital Shares are then listed or admitted to trading; or (b) if such Capital Shares are not then listed or admitted to trading on any national securities exchange but are designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of such Capital Shares on such date; or (c) if there shall have been no trading on such date or if such Capital Shares are not designated as a national market system security by the National Association of Securities Dealers, Inc., the average of the reported closing bid and asked prices of such Capital Shares on such date as shown by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System and reported by any member firm of the New York Stock Exchange selected by the Corporation; or (d) if none of (a), (b) or (c) is applicable, a fair market value price per share determined mutually by the Board of Directors and the holders of a majority of the Series A Preferred Shares taking into consideration, among other factors, whether such securities are “restricted securities,” the absence of a public market for such shares, or, if the Board of Directors and the holders of a majority of the Series A Preferred Shares shall fail to agree, at the Corporation’s expense, by an appraiser chosen by the Corporation and reasonably satisfactory to the holders of a majority of the Series A Preferred Shares. Any determination of the Market Price of Capital Stock of the Corporation by an appraiser or the Board of Directors shall be based on a valuation of the Corporation as an entirety without regard to any discount for minority interests, illiquidity or disparate voting rights among classes of Capital Shares of the Corporation.

“Net Indebtedness” means (a) all obligations of the Corporation or any of its subsidiaries for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of the Corporation or any of its subsidiaries to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by the Corporation or any of its subsidiaries, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired the Corporation or any of its subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of the Corporation or any of its subsidiaries under leases which have been or should be, in accordance with U.S. generally accepted accounting principles, recorded as capital leases, (f) all indebtedness secured by any lien (other than liens in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by the Corporation or any of its subsidiaries regardless of whether the indebtedness secured thereby shall have been assumed by the Corporation or any of its subsidiaries or is non-recourse to the credit of such Person, (g) any Contingent Obligation of the Corporation or any of its subsidiaries and (h) less any cash or cash equivalents of the Corporation or any of its subsidiaries, in each case a evidenced by the Corporation’s audited financial statements for the years ended December 31, 2006 and 2007.

“Outstanding Net Indebtedness” means as to any Period, the average amount of Net Indebtedness for a period beginning on the first day of December prior to the end of such Period and ending on the last day of February following the end of such Period.

“Percentage Increase” means any amount that shall be added to the Percentage Ownership based on achieving each of the following Targets for each Period: (a) if in Period 1, EBITDA exceeds $10,000,000, then an additional 3% will be added to the Percentage Ownership, (b) if in Period 1, Outstanding Net Indebtedness is less than $25,500,000, then an additional 2% will be added to the Percentage Ownership, (c) if in Period 2, (i) EBITDA is at least $13,000,000 but less than $14,000,000, then an additional 0.05% will be added to the Percentage Ownership upon achieving $13,000,000 in EBITDA, and an additional 0.05% will be added to the Percentage Ownership for each additional $100,000 generated in EBITDA (but the total Percentage Increase under this clause (c) (i) shall not exceed 0.50%), (ii) EBITDA is at least $14,000,000 but less than $15,000,000, then (without giving effect to clause (i)) an additional .60% will be added to the Percentage Ownership upon achieving $14,000,000 in EBITDA, and an additional 0.10% will be added to the Percentage Ownership for each additional $100,000 generated in EBITDA (but the total Percentage Increase under this clause (c) (ii) shall not exceed 1.5%), or (iii) EBITDA is equal to or greater than $15,000,000, then (without giving effect to clauses (i) or (ii)) an additional 3% will be added to the Percentage Ownership, and (d) if in Period 2, (i) Outstanding Net Indebtedness is no greater than $24,000,000, but is greater than $22,000,000, then an additional 0.05% will be added to the Percentage Ownership upon achieving Outstanding Net Indebtedness of $24,000,000 and an additional 0.05% will be added to the Percentage Ownership for each additional $200,000 reduction in Outstanding Net Indebtedness (but the total Percentage Increase under this clause (d) (i) shall not exceed 0.50%), or (ii) Outstanding Net Indebtedness is no greater than $22,000,000, then (without giving effect to clause (i)) an additional 2.0% will be added to the Percentage Ownership. Notwithstanding any of the foregoing to the contrary, (i) if there is an Investor Exit Event prior to the completion of Period I, then the maximum Percentage Increase that could have been achieved during Period 1 shall be deemed to have occurred immediately prior to such Investor Exit Event and (ii) if there is an Investor Exit Event prior to the completion of any Period, then the maximum Percentage Increase that could have been achieved during Period 2 shall be deemed to have occurred immediately prior to such Investor Exit Event only if upon such Investor Exit Event, the Investors collectively receive 3 times the aggregate amount of equity invested by such Investors.

“Percentage Ownership” means the percentage determined by dividing (x) the number of Cloyes Shares outstanding (as adjusted for any Capital Changes after the date of the Filing) divided by (y) the sum of (i) the number of Cloyes Shares (as adjusted for any Capital Changes after the date of the Filing) plus (ii) the number of Common Shares issuable upon the conversion of the Series A Preferred outstanding on the date hereof (as adjusted for any Capital Changes not already reflected in an adjustment to the Conversion Price in accordance with Section 6 of Part B of Article FOURTH) plus (B) the number of Common Shares issued upon the conversion of the Series A Preferred Shares (as adjusted for any Capital Changes not already reflected in an adjustment to the Conversion Price in accordance with Section 6 of Part B of Article FOURTH). The Percentage Ownership as of the date of the Filing after giving effect to the issuance of the

Series A Preferred Shares is 10% and may be increased from time to time pursuant to Sections 6(e) and 6(f) of Part B of Article FOURTH. For the avoidance of doubt no Capital Shares issued after the date of this Filing, other than shares issued to the holders of the Cloyes Shares or the Series A Preferred Shares (or the holders of Common Shares issued upon conversion of the Series A Preferred Shares) in connection with a Capital Change, shall be included in the calculation of Percentage Ownership.

“Period” means Period 1 or Period 2, as the context requires.

“Period 1” shall have the meaning ascribed to it in Section 6(e) of Part B of Article FOURTH.

“Period 2” shall have the meaning ascribed to it in Section 6(e) of Part B of Article FOURTH.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

“Restructuring Costs” shall have the meaning in Stock Purchase Agreement dated the date of the Filing by and among the Corporation and the other parties named therein.

“Sale Transaction” shall mean (a) (i) the merger or consolidation of the Corporation into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with the Corporation or (iii) a tender offer or other business combination if, in the case of (i), (ii) or (iii), the shareholders of the Corporation prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving Person or (b) the voluntary sale, conveyance, exchange or transfer to another Person or Persons of (i) the voting Capital Shares of the Corporation if, after such sale, conveyance, exchange or transfer, the shareholders of the Corporation prior to such sale, conveyance, exchange or transfer do not retain at least a majority of the voting power of the Corporation or (ii) all or substantially all of the assets of the Corporation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Series A Preferred Shares” shall have the meaning ascribed to it in subsection (b) of Article FOURTH prior to Part A thereof.

“Special Distribution” means any distribution to the holders of the Series A Preferred Shares approved by the Board of Directors and permitted under Section 2(b) of Part B of Article FOURTH for the purpose of paying any portion of the Liquidation Preference on such Series A Preferred Shares to holders of the Series A Preferred Shares and converting the appropriate number of Series A Preferred Shares into Common Shares as contemplated by Section 6(b) of Part B of Article FOURTH.

“Target” means, with respect to each Period, the EBITDA Target or the Debt Reduction Target, as the context requires.

“Transaction” shall have the meaning ascribed to it in Section 6(i) of Part B of Article FOURTH.

EIGHTH:                                       Certain Remedies. Any registered holder of Capital Shares shall, to the extent permitted by law, be entitled to an injunction or injunctions to prevent breaches of the provisions of this Amended and Restated Articles of Incorporation and to enforce specifically the terms and provisions of this Amended and Restated Articles of Incorporation in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

UNITED STATES OF AMERICA,

STATE OF OHIO,

OFFICE OF SECRETARY OF STATE

I, Jon Husted, Secretary of State of the State of Ohio, do hereby certify that the paper to which this is attached is a true and correct copy from the original record now in my official custody as Secretary of State.

Witness my hand and the seal of the Secretary of State at Columbus, Ohio this 27th day of March, A.D. 2017. Ohio Secretary of State

Validation Number:

201708603382

DATE: DOCUMENT ID DESCRIPTION FILING EXPED PENALTY CERT COPY 12/02/2009 200933600374 MERGER/DOMESTIC (MER) 125.00 300.00 .00 ,00 .00 Receipt This is not a bill. Please do not remit payment. CT CORPORATION SYSTEM 4400 EASTON COMMONS WAY, SUITE 125 ATTN: TIMOTHY ROBERSON COLUMBUS. OH 43219 STATE OF OHIO CERTIFICATE Ohio Secretary of State, Jennifer Brunner 206185 It is hereby certified that the Secretary of State of Ohio has custody of the business records for CLOYES GEAR AND PRODUCTS, INC. and, that said business records show the filing and recording of: Document(s) MERGER/DOMESTIC Document No(s): 200933600374 Witness my hand and the seal of the Secretary of State at Columbus, Ohio this 2nd day of December, A.D. 2009. United States of America State of Ohio Office of the Secretary of State Ohio Secretary of State

DATE: DOCUMENT ID DESCRIPTION FILING EXPED PENALTY CERT COPY 12/02/2009 200933600374 MERGED OUT OF EXISTENCE (MEX) .00 .00 .00 .00 .00 Receipt This is not a bill. Please do not remit payment. CT CORPORATION SYSTEM 4400 EASTON COMMONS WAY, SUITE 125 ATTN: TIMOTHY ROBERSON COLUMBUS, OH 43219 STATE OF OHIO CERTIFICATE Ohio Secretary of State, Jennifer Brunner 1892771 It is hereby certified that the Secretary of State of Ohio has custody of the business records for CLOYES MERGER CORPORATION and, that said business records show the filing and recording of: Document(s) MERGED OUT OF EXISTENCE Document No(s): 200933600374 Witness my hand and the seal of the Secretary of State at Columbus, Ohio this 2nd day of December, A.D. 2009. United States of America State of Ohio Office of the Secretary of State Ohio Secretary of State

Form 551 Prescribed by the: Ohio Secretary of State Central Ohio: (614) 466-3910 Toll Free: (877) SOS-FILE (767-3453) www.sos.state.oh.us Busserv@sos.state.oh.us Expedite this form: (select one) Mail form to one of the following: Expedite PO Box 1390 Columbus, OH 43216 *** Requires an additional fee of $100 *** Non Expedite PO Box 1329 Columbus, OH 43216 CERTIFICATE OF MERGER Filing Fee $125 (154-MER) In accordance with the requirements of Ohio law, the undersigned corporations, banks, savings banks, savings and loan associations, limited liability companies, partnerships, limited partnerships and/or limited liability partnerships, desiring to effect a merger, set forth the following facts I. SURVIVING ENTITY A. Name of the entity surviving the merger Cloyes Gear and Products, Inc. B. Name Change: As a result of this merger, the name of the surviving entity has been changed to the following (Complete only if name of surviving entity is changing through the merger) C. The surviving entity is a (Please check the appropriate box and fill in the appropriate blanks) Domestic (Ohio) For-Profit Corporation, charter number 206185 Domestic (Ohio) Nonprofit Corporation, charter number Foreign (Non-Ohio) For-Profit Corporation incorporated under the laws of the jurisdiction of and licensed to transact business in the state of Ohio under license number Foreign (Non-Ohio) For-Profit Corporation incorporated under the laws of the jurisdiction of and NOT licensed to transact business in the state of Ohio Foreign (Non-Ohio) Nonprofit Corporation under the laws of the jurisdiction of and licensed to transact business in the state of Ohio under license number Foreign (Non-Ohio) Nonprofit Corporation under the laws of the jurisdiction of and NOT licensed to transact business in the state of Ohio Domestic (Ohio) For-Profit Limited Liability Company, with registration number Domestic (Ohio) Nonprofit Limited Liability Company, with registration number Foreign (Non-Ohio) For-Profit Limited Liability Company organized under the laws of the jurisdiction of registered to do business in the state of Ohio under registration number Foreign (Non-Ohio) For-Profit Limited Liability Company organized under the laws of the jurisdiction of and NOT registered to do business in the state of Ohio Form 551 Page 1 of 12 Last Revised: 12/01/2008 RECEIVED SECRETARY OF STATE 2009 DEC-2 PM 12:30 CLIENT SERVICE

Foreign (Non-Ohio) Nonprofit Limited Liability Company organized under the laws of the jurisdiction of and registered to do business in the state of Ohio under registration number Foreign (Non-Ohio) Nonprofit Limited Liability Company organized under the laws of the jurisdiction of and NOT registered to do business in the State of Ohio Partnership, registration number, if any, Partnership NOT registered with the state of Ohio Domestic (Ohio) Limited Partnership, with registration number Foreign (Non-Ohio) Limited Partnership organized under the laws of the jurisdiction of and registered to do business in the state of Ohio under registration number Foreign (Non-Ohio) Limited Partnership organized under the laws of the jurisdiction of and NOT registered to do business in the state of Ohio Domestic (Ohio) Limited Liability Partnership, with the registration number Foreign (Non-Ohio) Limited Liability Partnership organized under the laws of the jurisdiction of and registered to do business in the state of Ohio under registration number Foreign (Non-Ohio) Limited Liability Partnership organized under the laws of the jurisdiction of and NOT registered to do business in the state of Ohio II. CONSTITUENT ENTITY Provide the name, charter/license/registration number, type of entity, jurisdiction of formation, for each entity merging out of existence. (If this is insufficient space to reflect all merging entities, please attach a separate sheet listing the additional merging entities) Name Charter, License, Registration , Jurisdiction Type of Entity or Registration Number of Formation Cloyes Merger Corporation 1892771 Ohio For-Profit Corporation III. MERGER AGREEMENT ON FILE The name and mailing address of the person or entity from whom/which eligible persons may obtain a copy of the merger agreement upon written request Anthony F. Blake 601 Phoenix Avenue, Suite #2 Name Mailing Address Fort Smith AR 72903 City State Zip Code Form 551 Page 2 of 12 Last Revised: 12/01/2008

IV. EFFECTIVE DATE OF MERGER This merger is to be effective on (The date specified must be on or after the date of the filing; the effective date of the merger cannot be earlier than the date of filing, if no date is specified, the date of filing will be the effective date of the merger). V. MERGER AUTHORIZED Each constituent entity has complied with all of the laws under which it exists and the laws permit the merger. The agreement of merger is authorized on behalf of each constituent entity and each person who signed the certificate on behalf of each entity is authorized to do so. VI. STATEMENT OF MERGER Upon filing this Certificate of Merger, or upon such later date as specified herein, the merging entity/entities listed herein shall merge into the listed surviving entity. VII. STATUTORY AGENT If the surviving entity is a foreign entity NOT licensed to transact business in Ohio, OR if the surviving entity is a domestic corporation, limited liability company, or limited partnership entity updating its agent information, provide the name and address of statutory agent upon whom any process, notice or demand may be served. AGC Co. 3200 National City Center, 1900 E. 9th Street Name Mailing Address Cleveland Ohio 44114-3485 City State Zip Code VIII ACCEPTANCE OF AGENT If the new entity is a domestic corporation, domestic limited liability company, partnership or domestic limited partnership, then the agent must accept appointment. The undersigned, named herein as the statutory agent upon whom service of process against any constituent entity or the surviving entity may be served, hereby acknowledges and accepts the appointment of statutory agent. 12/2/09 Signature of Agent Date If the agent is an individual using a P.O. Box, the agent must check this box to confirm that he or she is an Ohio resident IX AMENDMENTS In the case of a merger into a domestic corporation, limited liability company, or limited partnership, any amendments to the articles of incorporation, articles of organization, or certificate of limited partnership of the surviving domestic entity shall be filed with the certificate of merger. Amendments are attached No Amendments X REQUIREMENTS OF CORPORATIONS MERGING OUT OF EXISTENCE If a domestic or foreign corporation licensed to transact business in Ohio is a constituent entity and the surviving or new entity resulting from the merger is not a domestic or foreign corporation that is to be licensed to transact business in Ohio, the certificate of merger must be accompanied by the affidavits, receipts, certificates, or other evidence required by division (H) of section 1701.86 and division (G) of section 1702.47 of the Revised Code with respect to each domestic corporation, and by the affidavits, receipts, certificates, or other evidence required by division (C) or (D) of section 1703.17 of the Revised Code with respect to each foreign constituent corporation licensed to transact business in Ohio. Form 551 Page 3 of 12 Last Revised: 12/01/2008

XI QUALIFICATION OR LICENSURE OF FOREIGN SURVIVING ENTITY A. The surviving foreign entity desires to transact business in Ohio as a foreign corporation, bank, savings bank, savings and loan, limited liability company, partnership, limited partnership, or limited liability partnership, and hereby appoints the following as its statutory agent upon whom process, notice or demand against the entity may be served in the state of Ohio. Name Mailing Address Ohio City State Zip Code If the agent is an individual using a P.O. Box, check the box to confirm that the agent is an Ohio resident. The surviving foreign corporation, bank, savings bank, savings and loan, limited liability company, limited partnership, or limited liability partnership ("surviving entity") irrevocably consents to (1) service of process on the statutory agent listed above as long as authority of the agent continues, and (2) to service of process upon the Secretary of State of Ohio if the agent cannot be found. If the surviving entity fails to designate another agent, as required by Ohio law, the surviving entity's license or registration to do business in Ohio expires or is canceled. B. The qualifying entity also states as follows: (Complete only if applicable) 1. Foreign Qualifying Corporation (Section 1703.04) (If the qualifying entity is a foreign corporation, the following information must be completed.) (a) Name of the corporation in its jurisdiction of formation (b) If the corporate name is not available, the trade name under which it will do business in Ohio (c) Location and complete address of its principal office Mailing Address City State Zip Code (d) Name of the county in which its principal office in Ohio, if any, is to be located (e) A brief summary of the corporate purpose to be exercised within Ohio (f) To procure a license to transact business in Ohio, a foreign corporation for-profit must file with the secretary of state a certificate of good standing or subsistence, dated not earlier than 90 days prior to the filing of the application, under the seal of the secretary of state, or other proper official, of the jurisdiction under the laws of which said corporation was incorporated, setting forth: (1) the exact corporate title; (2) the date of incorporation; and (3) the fact that the corporation is in good standing or is a subsisting corporation. Form 551 Page 4 of 12 Last Revised: 12/01/2008

2 Foreign Notice (Section 1703.031) (If the qualifying entity is a foreign bank, savings bank, or savings and loan, the following information must be completed.) (a) Name of the Foreign nationally/federally chartered bank, savings bank, or savings and loan association (b) Any trade name(s) under which the corporation will conduct business in Ohio (c) Location of the corporation's main office (Non-Ohio) Mailing Address City State Zip Code (d) Principal office location in Ohio Mailing Address Ohio City State Zip Code (If there will not be an office in Ohio, please state "None" on the form) (e) The corporation will exercise the following purpose(s) in Ohio 3. Foreign Qualifying Limited Liability Company (Section 1705.54) (If the qualifying entity is a foreign limited liability company, the following information must be completed.) (a) Name of the For-Profit or Nonprofit limited liability company in its jurisdiction of formation (b) Name under which the limited liability company desires to transact business in Ohio (if different from its name in its jurisdiction of formation) (c) The limited liability company was formed on Date under the laws of the jurisdiction of Jurisdiction Form 551 Page 5 of 12 Last Revised: 12/01/2008

(d) Address to which interested persons may direct requests for copies of the articles of organization, operating agreement, bylaws, or other charter documents of the company Mailing Address City State Zip Code 4. Foreign Qualifying Limited Partnership under section 1782.49 (If the qualifying entity is a foreign limited partnership, the following information must be completed.) (a) Name of the limited partnership (b) The limited partnership was formed on Under the laws of the jurisdiction of Date Jurisdiction (c) Address of the office of the limited partnership in its jurisdiction of formation Mailing Address City State Zip Code (d) Address of the limited partnership's principal office Mailing Address City State Zip Code (e) The names and business or residence addresses of the general partners of the partnership are as follows: Name Mailing Address Name Mailing Address Name Mailing Address Name Mailing Address (Please attach additional separate sheet(s) listing other general partners and their addresses as needed) Form 551 Page 6 of 12 Last Revised: 12/01/2008

(f) The address of the office where a list of the names and business or residence addresses of the limited partners and their respective capital contributions is to be maintained Mailing Address City State Zip Code The limited partnership hereby certifies that it shall maintain such records until the registration of the limited partnership in Ohio is canceled or withdrawn. 5. Foreign Qualifying Limited Liability Partnership (Section 1776.86) (if the qualifying entity is a foreign limited liability partnership, the following information must be completed.) (a) Name of the partnership Name must include one of the following phrases or abbreviations: "registered limited liability partnership," "limited liability partnership," " R.L.L.P.," "L.L.P.," "RLLP," or "LLP." (b) The partnership was formed under the laws of the jurisdiction of (c) Address of the partnership's chief executive office Mailing Address City State Zip Code (d) If the chief executive office is not in Ohio, the address of any office of the partnership in Ohio, if one exists Mailing Address Ohio City State Zip Code (e) Foreign limited liability partnership must attach evidence of existence in its jurisdiction of formation (origin). (Proceed to page 8 for signatures of authorized officers, partners and representatives.) Form 551 Page 7 of 12 Last Revised: 12/01/2008

The undersigned constituent entities have caused this certificate of merger to be signed by its duly authorized officers, partners and representatives on the date(s) stated below Cloyes Gear and Products, Inc. Exact name of entity By: Signature Its: President and Chief Executive Officer Title Date: 12/2/09 Cloyes Merger Corporation Exact name of entity By: Signature Its: Chief Financial Officer Title Date: 12/2/09 Exact name of entity By: Signature Its: Title Date: Exact name of entity By: Signature Its: Title Date: Exact name of entity By: Signature Its: Title Date: An authorized representative of each constituent corporation, partnership, or entity must sign the merger certificate (ORC 1701.81(A), 1702.43 (A), 1705.38(A), 1776.70(A), 1782.433(A)). Form 551 Page 8 of 12 Last Revised: 12/01/2008

Prescribed by: The Ohio Secretary of State Central Ohio: (614) 466-3910 Toll Free: 1-877-SOS-FILE (1-877-767-3453) www.sos.state.oh.us e-mail: busserv@sos.state.oh.us Expedite this Form: (Select One) Mail Form to one of the Following: Yes PO Box 1390 Columbus, OH 43216 *** Requires an additional fee of $100 *** PO Box 1028 No Columbus, OH 43216 Certificate of Amendment by Shareholders or Members (Domestic) Filing Fee $50.00 (CHECK ONLY ONE (1) BOX) (1) Domestic for Profit PLEASE READ INSTRUCTIONS Amended Amendment (122-AMAP) (125-AMDS) (2) Domestic Nonprofit Amended (126-AMAN) O Amendment (128-AMD) Complete the general information in this section for the box checked above. Name of Corporation Cloyes Gear and Products, Inc Charter Number 206185 Name of Officer M. Trevor Myers Title President and Chief Executive Officer Please check if additional provisions attached. The above named Ohio corporation, does hereby certify that: A meeting of the shareholders directors ( nonprofit amended articles only) members was duly called and held on December 2, 2009 (Date) at which meeting a quorum was present in person or by proxy, based upon the quorum present, an affirmative vote was cast which entitled them to exercise 66.66% as the voting power of the corporation. In a writing signed by all of the shareholders directors (non-profit amended articles only) members who would be entitled to the notice of a meeting or such other proportion not less than a majority as the articles of regulations or bylaws permit. Clause applies if amended box is checked. Resolved, that the following amended articles of incorporations be and the same are hereby adopted to supercede and take the place of the existing articles of incorporation and all amendments thereto. 541 Page 1 of 2 Last Revised: May 2002

All of the following information must be completed if an amended box is checked. If an amendment box is checked, complete the areas that apply. FIRST: The name of the corporation is: Cloyes Gear and Products, Inc. SECOND: The place in the State of Ohio where its principal office is located is in the City of: Mentor Lake (city, village or township) (county) THIRD: The purposes of the corporation are as follows: The purposes for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Chapter 1701 of the Revised Code of Ohio. FOURTH: The number of shares which the corporation is authorized to have outstanding is: 1,000 Common Shares, No Par Value (Does not apply to box (2)) REQUIRED Must be authenticated (signed) by an authorized representative (See Instructions) Authorized Representative Date 12/2/09 (Print Name) Authorized Representative M Trevor Myers Date (Print Name) 541 Page 2 of 2 Last Revised: May 2002

UNITED STATES OF AMERICA,

STATE OF OHIO,

OFFICE OF SECRETARY OF STATE

I, Jon Husted, Secretary of State of the State of Ohio, do hereby certify that the paper to which this is attached is a true and correct copy fiom the original record now in my official custody as Secretary of State.

Witness my hand and the seal of the Secretary of State at Columbus, Ohio this 27th day of March, A.D. 2017. Ohio Secretary of State

Validation Number:

201708603382

DATE DOCUMENT ID DESCRIPTION FILING EXPED PENALTY CERT COPY 09/25/2014* 201426701474 DOMESTIC AGENT SUBSEQUENT APPOINTMENT (AGS) 25.00 0.00 0.00 0.00 0.00 Receipt This is not a bill. Please do not remit payment. CT CORPORATION SYSTEM ATTN: JAMES H TANKS III 4400 EASTON COMMONS WAY, STE 125 COLUMBUS, OH 43219 STATE OF OHIO CERTIFICATE Ohio Secretary of State, Jon Husted 206185 It is hereby certified that the Secretary of State of Ohio has custody of the business records for CLOYES GEAR AND PRODUCTS, INC. and, that said business records show the filing and recording of: Documents) Document No(s): DOMESTIC AGENT SUBSEQUENT APPOINTMENT Effective Date: 09/23/2014 201426701474 Witness my hand and the seal of the Secretary of State at Columbus, Ohio this 25th day of September, A.D. 2014. United States of America State of Ohio Office of the Secretary of State Ohio Secretary of State

Form 521 Prescribed by:
JON HUSTED
Ohio Secretary of State

Central Ohio: (614) 466-3910
Toll Free: (877) SOS-FILE (767-3453)
www.OhioSecretaryofState.gov
Busserv@OhioSecretaryofState.gov

Mail this form to one of the following:

Regular Filing (non expedite)
P.O. Box 788
Columbus, OH 43216

Expedite Filing (Two-business day processing time requires an additional $100.00).
P.O. Box 1390
Columbus, OH 43216

Statutory Agent Update
Filing Fee: $25

(CHECK ONLY ONE(1) BOX)

(1) Subsequent Appointment of Agent
- [X] Corp (165-AGS)
- [ ] LP (165-AGS)
- [ ] LLC (171-LSA)
- [ ] Business Trust (171-LSA)
- [ ] Real Estate Investment Trust (171-LSA)

(2) Change of Address of an Agent
- [ ] Corp (145-AGA)
- [ ] LP (145-AGA)
- [ ] LLC (144-LAD)
- [ ] Business Trust (144-LAD)
- [ ] Real Estate Investment Trust (144-LAD)

(3) Resignation of Agent
- [ ] Corp (155-AGR)
- [ ] LP (155-AGR)
- [ ] LLC (153-LAG)
- [ ] Partnership (153-AGR)
- [ ] Business Trust (153-LAG)
- [ ] Real Estate Investment Trust (153-LAG)

Name of Entity: CLOYES GEAR AND PRODUCTS, INC.

Charter, License or Registration No. 206185

Name of Current Agent: AGC CO.

RECEIVED
2014 SEP 23 PM 3:47

Complete the information in this section if box (1) is checked

Name and Address of New Agent

C T Corporation System
Name of Agent

1300 East 9th Street
Mailing Address

Cleveland | Ohio | 44114
City | State | Zip Code

Form 521 Page 1 of 3 Last Revised: 5/14/2014

Complete the information in this section if box (1) is checked and business is an Ohio entity ACCEPTANCE OF APPOINTMENT FOR DOMESTIC ENTITY'S AGENT The Undersigned, C T Corporation System, named herein as the Name of Agent statutory agent for CLOYES GEAR AND PRODUCTS, INC. hereby acknowledges Name of Business Entity and accepts the appointment of statutory agent for said entity. Signature: James H. Tanks II, Assistant Secretory Individual Agent's Signature/Signature on behalf of Business Serving as Agent Complete the information in this section if box (2) is checked New Address of Agent Mailing Address Ohio City State ZIP Code Form 521 Page 2 of 3 Last Revised: 05/14/2014 Complete the Information in this section if box (3) is checked The agent of record for the entity identified on page 1 resigns as statutory agent. Current or last known address of the entity’s principal office where a copy of this Resignation of Agent was sent as of the date of filing or prior to the date filed. Mailing Address City State Zip Code Form 521 Page 2 of 3 Last Revised: 5/14/2014

By signing and submitting this form to the Ohio Secretary of State, the undersigned hereby certifies that he or she has the requisite authority to execute this document. Required Agent update must be signed by an authorized representative (see instructions for specific information). Authorized Representative /s/ Liela Morad By (If applicable) If authorized representative is an individual, then they must sign in the "signature" box and print their name in the "Print Name" box. Liela Morad Print Name If authorized representative is a business entity, not an individual, then please print the business name in the "signature" box, an authorized representative of the business entity must sign in the "By" box and print their name in the "Print Name" box. Authorized Representative By (If applicable) Print Name Form 521 Page 3 of 3 Last Revised: 05/14/2014